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                                                                    Exhibit 10.6

LONG TERM INCENTIVE PLAN

The table below sets forth payment details for the named executive officers participating in the Deferred Cash Plan - 2002. This Long Term Incentive Plan was retired in 2002.

LONG-TERM INCENTIVE PLAN -
AWARDS IN THE THREE MOST RECENTLY COMPLETED FINANCIAL YEARS

                                                      Potential Payouts Under
                                                          Non-Securities -
                                                         Price-Based Plans
                Securities,                        -----------------------------                                       Total
                  Units or   Performance or Other  Threshold   Target   Maximum                                        Earned
                   Other         Period Until         95%       100%      120%    Payable in  Payable in  Payable in   Award
                   Rights    Maturation or Payout     ($)       ($)       ($)        2003        2004        2005       ($)
     Name           (#)               (1)             (2)       (3)       (4)         ($)         ($)         ($)       (5)
--------------  -----------  --------------------  ---------  -------  ---------  ----------  ----------  ----------  -------
L. J. Boisvert       --      Revenues, EBITDA and   488,250   542,500  1,085,000    90,434      90,435      90,435    271,304
P. D. Bush           --       Efforts  toward the    91,800   102,000    204,000    32,120       9,420       9,420     50,960
T. H. Ignacy         --      Sale of a Portion of   102,600   114,000    228,000    35,928      10,528      10,528     56,984
D.C. Lahey           --         BCE's Ownership      78,300    87,000    174,000    27,425       8,025       8,025     43,475
R.J. Tinley          --        Stake in Telesat      89,100    99,000    198,000    31,243       9,143       9,143     49,529

(1) The 2002 Long-term Incentive Plan applied to the named executive officers and consisted of two financial components, Revenues and EBITDA, and contribution to maximize BCE's investment in Telesat in respect of BCE's intent to sell a portion of its ownership in Telesat. Each of the financial targets was assigned a 30% weighting factor, for a total of 60%, and the sale related target was assigned a 40% factor. Prior to 2002, Executive Officers participated in the BCE Long Term Incentive Plan under which they received BCE stock options.

     Based on market data obtained from compensation consultants, the LTIP Target Award for the President and Chief Executive Officer was established at 155% of base salary; for the other eligible Named Executive Officers, the Target Award was established at 60% of base salary. Such target awards place target total compensation at the midpoint of what is provided for similar positions by a comparator group of companies used by Telesat and which is identical to the one used by BCE Inc.

(2) The Threshold generally represents the minimum award payable under the plan if all three components meet the minimum level. Generally, under the plan, an award would be payable if one or any combination of the three components is met at the 95% level or greater. The three components for 2002 are Revenues (30%), EBITDA (30%) and Sale of a portion of BCE's stake (40%) When the 95% mark is achieved for each one of the financial components, the plan provides an award equal to 90% of the target award weighted for that component. The threshold awards shown above represent what would be awarded if all three components were met at 95%. The actual award could be less than the amounts shown above if, for example, the company meets 95% of one financial component and misses the other financial component or the Sale component.

(3) The Target represents the award payable under the plan if the target (100%) for each one of the three financial components, i.e. Revenues (30%), EBITDA (30%) and Sale of a portion of BCE's stake (40%) are met, each

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     component working independently. When the 100% mark is achieved for each one of the financial components, the plan provides an award equal to 100% of the target award weighted for that component. The target awards shown above represent what would be awarded if all three financial components are met at 100%.

(4) The Maximum represents the maximum award payable under the plan. Under the plan, the maximum award is paid when 120% of the target (100%) for each one of the three financial components, i.e. Revenues (30%), EBITDA (30%) and Sale of a portion of BCE's stake (40%) are met, each component working independently. When the 120% mark is achieved for each one of the financial components, the plan provides an award equal to 200% of the target award weighted for that component. The maximum awards shown above represent what would be awarded if all three financial components are met at 120%, which would be exceptional.

(5) Overall, the actual award earned under the plan represents 50% of the target. This was achieved with Revenues slightly above threshold and to recognize the level of effort demonstrated in connection with the proposed Sale of a portion of BCE's stake in Telesat. The EBITDA results were slightly under threshold and did not contribute to the award. Under the plan, the executive must be on payroll on payment dates to receive the award. The portion attributable to Revenues and EBITDA is payable in three equal annual installments in 2003, 2004 and 2005. The portion of the award attributable to the proposed sale of a portion of BCE's stake in Telesat is payable to the President and Chief Executive Officer in three equal installments in 2003, 2004 and 2005, whereas it was paid in full in 2003 for named executive officers reporting to the President and Chief Executive Officer.